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                                                                      EXHIBIT 99

                HAYES LEMMERZ ANNOUNCES $250 MILLION OFFERING OF
                           SENIOR SUBORDINATED NOTES

     Note: This press release is a correction of the December 4, 1998 press release.

     ROMULUS, Mich. -- Dec. 8 1998 -- Hayes Lemmerz International, Inc. (NYSE:
HAZ), the world's leading supplier of wheels and brake components to the automotive and commercial highway industries, announced today that it has agreed to issue $250 million in 8 1/4 percent senior subordinated notes due 2008.

     The proceeds of these notes will be used to repay outstanding indebtedness under Hayes Lemmerz's existing senior credit facility in anticipation of the company's pending acquisition of CMI International, Inc.

     CMI, based in Southfield, Michigan, is a premier independent full-service supplier of aluminum, iron, and advanced polymer components. CMI, together with its ownership in A-CMI, a joint venture with Alcoa, has 4,000 employees and 13 facilities in three countries. CMI is a world leader in casting and machining technology and the design, engineering, and production of corner components. CMI's fiscal 1998 sales were $561 million.

     Hayes Lemmerz International, Inc. (NYSE: HAZ), with annual sales of over $1.7 billion, is the world's largest wheel manufacturer and is a leader in the design, engineering, and manufacture of steel and aluminum wheels and brake drums and rotors for the automotive and commercial highway markets in North and South America, Europe, and Asia. Hayes Lemmerz International has more than 11,000 employees and 27 manufacturing facilities in 12 countries worldwide.

     For more information about Hayes Lemmerz International, please be sure to visit the web site at www.hayes-lemmerz.com.

     THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.